Exhibit G
                                 Form of Notice


         The Southern Company ("Southern"), a registered holding company, 270 Peachtree Street, N.W., Atlanta, Georgia 30303, and its electric utility subsidiary companies, Georgia Power Company ("Georgia"), 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308, Gulf Power Company ("Gulf"), One Energy Place, Pensacola, Florida 32520, Mississippi Power Company ("Mississippi"), 2992 West Beach, Gulfport, Mississippi 39501, and Savannah Electric and Power Company ("Savannah"), 600 Bay Street East, Savannah, Georgia 31401, have filed an application/declaration pursuant to Sections 6(a), 7, 9(a), 10 and 12(b) of the Act and Rules 45, 53 and 54 thereunder.

         Southern proposes to organize and acquire all of the outstanding capital stock of a new corporation (the "SPV") for the purpose of issuing its commercial paper at the request and for the benefit of Georgia, Gulf, Mississippi, Savannah, Alabama Power Company ("Alabama") and Southern Electric Generating Company ("SEGCO") (collectively, the "Operating Companies.").1 It is proposed that the SPV may issue and sell such commercial paper to or through dealers from time to time prior to April 1, 2007 in an aggregate principal amount at any one time outstanding of up to $3.5 billion (including up to $1.7 billion for Georgia, $300 million for Gulf, $350 million for Mississippi and $90 million for Savannah). Such commercial paper will be in the form of promissory notes with varying maturities not to exceed one year, which maturities may be subject to extension to a final maturity not to exceed 390 days. Actual

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1 While it is contemplated that the SPV will initially issue commercial paper for the benefit of the Operating Companies, it is also proposed that the SPV may, pursuant to authorization granted by the Commission in this proceeding, issue such securities for the benefit of any other associate company that may issue its debt securities to the SPV pursuant to Rule 52 under the Act.

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maturities will be determined by market conditions, the effective interest costs and the anticipated cash flows of the respective Operating Companies, including the proceeds of other borrowings, at the time of issuance. The commercial paper notes will be issued in denominations of not less than $50,000 and will not by their terms be prepayable prior to maturity.
         The commercial paper will be sold by the SPV directly to or through a dealer or dealers (the "dealer"). The discount rate (or the interest rate in the case of interest-bearing notes), including any commissions, will not be in excess of the discount rate per annum (or the equivalent interest rate) prevailing at the date of issuance for commercial paper of comparable quality with the particular maturity sold by issuers thereof to commercial paper dealers.
         No commission or fee will be payable in connection with the issuance and sale of commercial paper, except for a commission not to exceed 1/8th of 1% per annum payable to the dealer in respect of commercial paper sold through the dealer as principal. The dealer will reoffer such commercial paper at a discount rate of up to 1/8th of 1% per annum less than the prevailing interest rate to the SPV or at an equivalent cost if sold on an interest-bearing basis.
         It is proposed that the SPV will enter into a financial services agreement with each Operating Company pursuant to which the SPV will agree to use its reasonable best efforts to issue commercial paper in amounts and at times as requested by such Operating Company. The SPV will lend the cash proceeds of each such issuance to the Operating Company requesting it, which loans will be evidenced by a "grid" promissory note executed by such Operating Company. The terms of each such loan to an Operating Company will be identical to those of the related commercial paper issued for the benefit of such Operating Company.


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         It is further proposed that Alabama or Georgia, or both of them jointly and severally, may guarantee any such loan by the SPV to SEGCO. In addition, either Alabama or Georgia may re-lend the proceeds of any borrowing by it from the SPV to SEGCO on the same terms.
         The proceeds from the proposed borrowings by the Operating Companies will be used for general corporate purposes, including the financing in part of their respective construction programs. None of such proceeds will be used by the Operating Companies, directly or indirectly, for the acquisition of any interest in an "exempt wholesale generator" or a "foreign utility company."

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